Series 4
NOTICE TO SHAREHOLDERS

At a special meeting of shareholders on December 3, 2002, portfolio shareholders approved the following proposals:

o Elect trustees for the portfolio.* The individuals listed in the table below were elected as trustees for the portfolio. All trustees served as trustees to the portfolio prior to the shareholder meeting.

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             Trustee                   For          Withheld       Approved By
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 John J. Brennan                  7,963,781,245   256,332,887    96.9%
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 Charles D. Ellis                 7,946,489,124   273,625,008    96.7
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 Rajiv L. Gupta                   7,946,786,965   273,327,166    96.7
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 JoAnn Heffernan Heisen           7,949,272,990   270,841,142    96.7
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 Burton G. Malkiel                7,936,550,788   283,563,344    96.6
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 Alfred M. Rankin, Jr.            7,957,514,304   262,599,827    96.8
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 J. Lawrence Wilson               7,943,399,420   276,714,712    96.6
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 *Results are for all portfolios within Vanguard Variable Insurance Fund.

o Change the portfolio's policy on investing in other mutual funds. This change enables the portfolio to invest its cash reserves in specially created money market and short-term bond funds. This new cash management program, which is similar to those of other large mutual fund complexes, should help the portfolio to achieve greater diversification and to earn modestly higher returns on its cash reserves. The portfolio will need Securities and Exchange Commission approval before implementing this new cash management program.

 ------------------- --------------------- --------------------- ---------------
        For                Against               Abstain           Approved By
 ------------------- --------------------- --------------------- ---------------
 ------------------- --------------------- --------------------- ---------------
 716,009,019         43,391,081            48,444,445            88.6%
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o    Change the portfolio's  policy on borrowing money.  This change enables the portfolio to take advantage of certain investment opportunities that do not involve leverage or a change to the portfolio's objective or risk profile.

 ------------------- --------------------- --------------------- ---------------
        For                Against               Abstain           Approved By
 ------------------- --------------------- --------------------- ---------------
 ------------------- --------------------- --------------------- ---------------
 708,428,087         49,331,835            50,084,623            87.7%
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Note: Vote tabulations are rounded to the nearest whole number.